UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2025

RENOVARO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century Park East, Suite 906

Los Angeles, CA 90067
 (Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	RENB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

Effective January 6, 2025, the board of directors (the “Board”) of Renovaro Inc. (the “Company” or “Renovaro”) appointed Nathen Fuentes, age 42, as Chief Financial Officer of the Company. Mr. Fuentes comes to Renovaro as a senior biotechnology and specialty healthcare financial executive with a depth and breadth of functional and industry experiences based upon progressively senior strategic, operational and financial leadership roles. Mr. Fuentes has experience leading acquisition and organic growth initiatives within highly levered environments while managing investor relations, human resources, finance, accounting, and revenue cycle functions. Prior to joining Renovaro he served as Chief Financial Officer at Telomir Pharmaceuticals (September 2023 to June 2024), an emerging leader in age-reversal science. Previously, Mr. Fuentes worked for mid-market private equity sponsored companies within the specialty healthcare industry, serving as Chief Financial Officer of Emergence Health Holdings (May 2023 to September 2023), Divergent Dental Group (July 2022 to May 2023), Family First Homecare (2019 to July 2022) and Dermatology Medical Partners (2017 to 2019). He also served as the Controller of Glytec (2013 to 2017), as an Experienced Associate at PricewaterhouseCoopers (2012 - 2013), and held various managerial positions with homebuilding companies prior to his experience with PricewaterhouseCoopers. Mr. Fuentes earned his Bachelor of Science in marketing from the University of Florida and his Master of Science in accounting from Fairfield University. Mr. Fuentes is a Certified Public Accountant.

In connection with his appointment, the Company entered into an employment agreement (the “Employment Agreement”) which provides that Mr. Fuentes’ base salary will be $280,000 per year, and he will be eligible to receive a performance bonus of up to $40,000 per year, which will be payable on or before March 15th of each calendar year. For calendar year 2025, Mr. Fuentes will be eligible for a pro-rated performance bonus. The Employment Agreement also provides for an equity incentive grant of 250,000 stock options, which will vest ratably per quarter for eight quarters. In addition, the Employment Agreement provides for a discretionary equity grant on the first anniversary of the employment date in such amount and on such terms as determined in the sole discretion of the Company.

Mr. Fuentes is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Mr. Fuentes will also be entitled to reimbursement of all reasonable and necessary business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to providing written, detailed substantiation of such expenses at the Company’s request. If Mr. Fuentes is terminated without cause or if Mr. Fuentes terminates his employment for good reason, the Company agrees to provide to Mr. Fuentes as severance: (i) an amount equal to six (6) months of his base salary, (ii) if Mr. Fuentes timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the 6 months following the date of Mr. Fuentes’ termination and (iii) accelerated vesting of all time-based equity awards. “Good Reason” in the Employment Agreement includes the sale of substantially all of the assets of the Company or a merger in which the shareholders of the Company do not retain control.

The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Mr. Fuentes does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Interim Chief Financial Officer Termination

In connection with Mr. Fuentes’ appointment as Chief Financial Officer, Simon Tarsh was removed as Interim Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVARO INC.

By:	/s/ David Weinstein
Name: David Weinstein Title: Chief Executive Officer

Date: January 13, 2025